Exhibit 99.1
Washington Trust Bancorp, Inc.
Investment Portfolio – Supplemental Information

	June 30, 2008
	Credit	Amortized	Unrealized		Estimated
(Dollars in thousands)	Rating	Cost	Gains	Losses	Fair Value
Trust Preferred Securities
Collateralized Debt Obligations	A	$7,479	$–	$(1,744)	$5,735
Individual Name Issuers (1):	AA	15,411	–	(3,128)	12,283
	A	13,188	–	(2,441)	10,747
	BBB	1,907	–	(314)	1,593
Total Trust Preferred Securities		$37,985	$–	$(7,627)	$30,358

Corporate Bonds	BBB	$1,746	$–	$(13)	$1,733

(1) -
We own various series of trust preferred securities issued by several corporate financial institutions.  The following amounts represent the percentages greater than 10% of the total estimated fair value of trust preferred securities holdings for individual name issuers, including, where applicable, the impact of mergers and acquisitions of issuers subsequent to original purchase:  25%, 15%, 13% and 11%.

	June 30, 2008
	Amortized	Unrealized		Estimated
(Dollars in thousands)	Cost	Gains	Losses	Fair Value
Common and Preferred Stocks
Common Stock	$1,458	$337	$(270)	$1,525
Preferred:
FNMA Preferred Stock	713	–	(11)	702
FHLMC Preferred Stock	358	–	(23)	335
Other Preferred (financials)	4,064	–	(365)	3,699
Other Preferred (utilities)	1,000	–	(113)	887
Total Preferred	6,135	–	(512)	5,623
Total Common and Preferred Stocks	$7,593	$337	$(782)	$7,148

The Corporation recorded impairment charges to earnings for equity securities deemed to be other-than-temporarily impaired in the amounts shown in the following table:

(Dollars in thousands)
	Three	Six
Periods ended June 30, 2008	Months	Months
FNMA and FHLMC Preferred Stock	$430	$430
Other Preferred (financials)	719	1,577
Total	$1,149	$2,007